Exhibit 10.14.1

CLEANTECH ACQUISITION CORP.

207 West 25th Street, 9th Floor

New York, NY 10001

January 31, 2022

ATW Partners Opportunities Management, LLC

17 State Street, 2100

New York, NY 10004

Re: ATW Special Situations I LLC.

Ladies and Gentlemen:

As you are aware, ATW Special Situations I LLC, a Delaware limited liability company (“SPV”) managed by ATW Partners Opportunities Management, LLC (“ATW”), has entered into a Securities Purchase Agreement dated as of December 16, 2021 with CleanTech Acquisition Corp., a Delaware corporation, and Nauticus Robotics, Inc., a Texas corporation (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, ATW has agreed to purchase Senior Secured Convertible Debentures (the “Senior Secured Debentures”) in the aggregate principal amount of $34,000,000 (or subscription amount of $32,300,000) of Nauticus Robotics, Inc. (f/k/a CleanTech Acquisition Corp.), a Delaware corporation (the “Company”).

On that same day of December 16, 2021, Material Impact Fund II, L.P. (“MIF II”) entered into a letter agreement with SPV (the “Letter Agreement”) providing that if the SPV consummates the secured convertible term loan investment in the Company as defined in the Letter Agreement (the “Investment”), MIF II will make a capital contribution of $5,000,000 to the SPV to be invested by the SPV in the Investment, and ATW has agreed to provide MIF II a $5,000,000 allocation in the SPV.

Parties acknowledge and agree that upon SPV’s receipt of the capital contribution from MIF II pursuant to the Letter Agreement, without further action or consent of any party, (i) the aggregate subscription amount that SPV has agreed to pay for Senior Secured Debentures and Warrants under the Securities Purchase Agreement will be automatically increased from $32,300,000 to $37,200,000, and (ii) the principal amount of the Senior Secured Debentures subscribed will therefore be increased from $34,000,000 to $37,959,184 (i.e., after applying the multiplier of 1.0204 to the subscription amount pursuant to the Securities Purchase Agreement); and (iii) the number of Warrant Shares will be corrected from 2,700,000 shares to 3,036,735 shares (i.e., based on the conversion price of $15.00 per share pursuant to Section 2 of the form of Common Stock Purchase Warrant (Exhibit C to the Securities Purchase Agreement).

The interpretation and enforceability of this letter agreement and the rights of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. This letter agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. This letter agreement may be executed by facsimile or other electronic transmission, including by email with attached “pdf”. This letter agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. This letter agreement may be amended, supplemented or otherwise modified only by a written agreement duly executed by or on behalf of each of the parties hereto. The provisions of this letter agreement may be waived only by a written instrument duly executed by or on behalf of the party against whom such waiver is sought to be enforced.

(Signature Page Follows)

Please execute this letter agreement where indicated below in order to confirm your agreement with the foregoing provisions.

Very truly yours,

CLEANTECH ACQUISITION CORP.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	Chief Executive Officer

NAUTICUS ROBOTICS, INC.

By:	/s/ Nicolaus Radford
Name:	Nicolaus Radford
Title:	Chief Executive Officer

Accepted and agreed

as of the date first written above by:

ATW SPECIAL SITUATIONS I LLC

By:	ATW PARTNERS OPPORTUNITIES
MANAGEMENT, LLC, its Manager

By:	/s/ Kerry Propper
	Name:	Kerry Propper